Filed pursuant to Rule 433
                                                          File No. 333-139817-07

                     GSAMP 2007-HE2 FREE WRITING PROSPECTUS

                    IMPORTANT NOTICE REGARDING THE CONDITIONS
                  FOR THIS OFFERING OF ASSET-BACKED SECURITIES

The asset-backed securities referred to in these materials are being offered when, as and if issued. In particular, you are advised that asset-backed securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials. If we determine that condition is not satisfied in any material respect, we will notify you, and neither the issuer nor the underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

                STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including the prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission website at www.sec.gov. Alternatively, the depositor or Goldman, Sachs & Co., the underwriter, for this offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.

The registration statement referred to above (including the prospectus) is incorporated in this free writing prospectus by reference and may be accessed by clicking on the following hyperlink:

       http://www.sec.gov/Archives/edgar/data/807641/000091412107000012/
                                gs6377900-s3.txt

     IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

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             RISK FACTORS IN CONNECTION WITH GSAMP TRUST 2007-HE2

THE OFFERED CERTIFICATES ARE NOT SUITABLE INVESTMENTS FOR ALL INVESTORS. IN PARTICULAR, YOU SHOULD NOT PURCHASE ANY CLASS OF OFFERED CERTIFICATES UNLESS YOU UNDERSTAND AND ARE ABLE TO BEAR THE PREPAYMENT, CREDIT, LIQUIDITY AND MARKET RISKS ASSOCIATED WITH THAT CLASS DISCUSSED BELOW AND UNDER THE HEADING "RISK FACTORS" IN THE PROSPECTUS.

THE OFFERED CERTIFICATES ARE COMPLEX SECURITIES AND IT IS IMPORTANT THAT YOU POSSESS, EITHER ALONE OR TOGETHER WITH AN INVESTMENT ADVISOR, THE EXPERTISE NECESSARY TO EVALUATE THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS IN THE CONTEXT OF YOUR FINANCIAL SITUATION.

ALL PERCENTAGES OF MORTGAGE LOANS IN THIS "RISK FACTORS" SECTION ARE BASED ON THE SCHEDULED PRINCIPAL BALANCES OF THE MORTGAGE LOANS AS OF THE STATISTICAL CALCULATION DATE OF FEBRUARY 1, 2007.

Less Stringent                The mortgage loans were made, in part, to
Underwriting Standards        borrowers who, for one reason or another, are not
and the Resultant             able, or do not wish, to obtain financing from
Potential for                 traditional sources. These mortgage loans may be
Delinquencies on the          considered to be of a riskier nature than
Mortgage Loans Could          mortgage loans made by traditional sources of
Lead to Losses on Your        financing, so that the holders of the
Certificates                  certificates may be deemed to be at a greater
                              risk of loss than if the mortgage loans were made to other types of borrowers.

                              The underwriting standards used in the
                              origination of the mortgage loans held by the issuing entity are generally less stringent than those of Fannie Mae or Freddie Mac with respect to a borrower's credit history and in certain other respects. Mortgage loan borrowers may have an impaired or unsubstantiated credit history. As a result of this less stringent approach to underwriting, the mortgage loans purchased by the issuing entity will likely experience higher rates of delinquencies, defaults and foreclosures than mortgage loans underwritten in a manner which is more similar to the Fannie Mae and Freddie Mac guidelines.

                              In addition, as described below under "-Recent Developments Regarding New Century Financial Corporation", New Century Financial Corporation and its subsidiaries (which include NC Capital Corporation, the originator of approximately 71.91% of the mortgage loans) have been experiencing severe financial difficulties. These difficulties may have adversely affected NC Capital Corporation's application of its underwriting standards in a manner that would have an adverse effect on the default and loss experience of the mortgage loans in the future.

Recently, the Subprime        In recent years, borrowers have increasingly
Mortgage Loan Market has      financed their homes with new mortgage loan
Experienced Increasing        products, which in many cases have allowed them
Levels of Delinquencies       to purchase homes that they might otherwise have
and Defaults; Increased       been unable to afford. Many of these new products
Use of New Mortgage Loan      feature low monthly payments during the initial
Products by Borrowers         years of the loan that can increase (in some
May Result in Higher          cases, significantly) over the loan term. There
Levels of Delinquencies       is little historical data with respect to the
and Losses Generally          performance of these new mortgage loan products,
                              especially during a period of increased
                              delinquencies or defaults for such mortgage loan products. Consequently, as borrowers face potentially higher monthly payments for the remaining terms of their loans, it is possible that, combined with other economic conditions such as increasing interest rates and deterioration of home values, borrower delinquencies and defaults could exceed levels anticipated by you.

                              Recently, the subprime mortgage loan market has experienced increasing levels of delinquencies and defaults, and we cannot assure you that this will not continue. The increased levels of delinquencies and defaults, as well as a deterioration in general real estate market conditions, have also resulted generally in loan originators being required to repurchase an increasingly greater number of mortgage loans pursuant to early payment default and representation and warranty provisions in their loan sale agreements. This has led to a deterioration in the financial performance of many subprime loan originators, and in some cases, has caused certain loan originators to cease operations. As described below under "-Recent Developments Regarding New Century Financial Corporation," New Century Financial Corporation, the parent of NC Capital Corporation, has recently experienced severe financial difficulties and has become the subject of various legal and governmental investigations and proceedings. Deterioration in the financial condition of New Century Financial Corporation and NC Capital Corporation or any other loan originator could adversely affect the ability of a loan originator to repurchase or substitute for mortgage loans as to which an early payment default has occurred. If a loan originator is unable for any reason to satisfy its obligations to repurchase mortgage loans as to which an early payment default exists, neither the depositor nor any other person will be obligated to repurchase such loans. In addition, any such investigations or proceedings could adversely affect the ability of a loan originator to perform any other obligations with respect to the mortgage loans, such as the servicing of mortgage loans or the transfer of servicing to a successor servicer, and could possibly impact the ability of a servicer to collect or foreclose on mortgage loans. In light of the foregoing, you should consider the heightened risks associated with investing in the offered certificates, and the risk that your investment in the offered certificates may perform worse than you anticipate.

Recent Developments           New Century Financial Corporation, parent of NC
Regarding New Century         Capital Corporation, has recently experienced
Financial Corporation         severe financial difficulties, according to
                              published reports and public filings. New Century
                              Financial Corporation has announced that its lenders will no longer provide financing to it or its subsidiaries. New Century Financial
                              Corporation has stated that these lenders have also notified New Century Financial Corporation of certain events of default under various mortgage loan financing arrangements, and as a result have sold or intend to sell any outstanding mortgage loans subject to these financing arrangements. In addition, New Century
                              Financial Corporation announced that it and its subsidiaries have ceased selling mortgage loans to or servicing mortgage loans for Federal Home
                              Loan Mortgage Corp. and Federal National Mortgage
                              Association. New Century Financial Corporation also announced that it has received cease and desist orders from numerous states alleging violations of state laws. In addition, the Securities and Exchange Commission and the U.S.
                              Attorney's office have commenced investigations into certain of New Century Financial
                              Corporation's financial statements. In addition,
                              New Century Financial Corporation and certain of its subsidiaries have recently entered into a Stipulated Preliminary Injunction with the Ohio
                              Attorney General and the Ohio Department of
                              Commerce, Division of Financial Institutions which, among other things, restricts New Century

                              Financial Corporation, their subsidiaries and their agents, officers, employees and anyone acting in concert or participation with them from initiating new foreclosure actions or continuing to prosecute pending foreclosure actions or evicting consumers in Ohio without prior approval from the state of Ohio. See "Mortgage Loan Pool-New Century-Recent Developments Regarding New Century" in this prospectus supplement for further information regarding these developments. These developments have led to speculation in the media that a bankruptcy filing by New Century Financial Corporation and its subsidiaries may be imminent.

                              As a result of the foregoing, we cannot assure you that these matters would not adversely affect the ability of NC Capital Corporation to purchase mortgage loans as to which an early payment default has occurred, the ability of New Century Mortgage Corporation to transfer servicing with respect to mortgage loans secured by Ohio mortgaged properties, or the ability of the servicer to take actions (including foreclosure) that may be essential to preserve the value of the mortgage loans included in the issuing entity that were purchased by the sponsor from NC Capital Corporation.

Violation of Various          There has been a continued focus by state and
Federal, State and Local      federal banking regulatory agencies, state
Laws May Result in            attorneys general offices, the Federal Trade
Losses on the Mortgage        Commission, the U.S. Department of Justice, the
Loans                         U.S. Department of Housing and Urban Development
                              and state and local governmental authorities on certain lending practices by some companies in the subprime industry, sometimes referred to as "predatory lending" practices. Sanctions have been imposed by state, local and federal governmental agencies for practices including, but not limited to, charging borrowers excessive fees, imposing higher interest rates than the borrower's credit risk warrants and failing to adequately disclose the material terms of loans to the borrowers.

                              Applicable state and local laws generally regulate interest rates and other charges, require certain disclosure, impact closing practices and require licensing of originators. In addition, other state and local laws, public policy and general principles of equity relating to the protection of consumers, unfair and deceptive practices and debt collection practices may apply to the origination, servicing and collection of the mortgage loans.

                              The mortgage loans are also subject to federal laws, including:

                              o     the Federal Truth in Lending Act and
                                    Regulation Z promulgated under that Act, which require certain disclosures to the mortgagors regarding the terms of the mortgage loans;

                              o     the Equal Credit Opportunity Act and
                                    Regulation B promulgated under that Act, which prohibit discrimination on the basis of age, race, color, sex, religion, marital status, national origin, receipt of public assistance or the exercise of any right under the Consumer Credit Protection Act, in the extension of credit; and

                              o     the Fair Credit Reporting Act, which
                                    regulates the use and reporting of
                                    information related to the mortgagor's
                                    credit experience.

                              Violations of certain provisions of these federal, state and local laws, as well as actions by governmental agencies, authorities and attorneys general, may limit the ability of the servicer to collect all or part of the principal of, or interest on, the mortgage loans and in addition could subject the issuing entity to damages and administrative enforcement (including disgorgement of prior interest and fees paid). In particular, an originator's failure to comply with certain requirements of federal and state laws could subject the issuing entity (and other assignees of the mortgage loans) to monetary penalties, and result in the obligors' rescinding the mortgage loans against either the issuing entity or subsequent holders of the mortgage loans.

                              The sponsor will represent with respect to the mortgage loans, that such mortgage loan is in compliance with applicable federal, state and local laws and regulations. In addition, the sponsor will also represent that none of the mortgage loans sold by it (i) are "high cost loans," (ii) are covered by the Home Ownership and Equity Protection Act of 1994 or (iii) are in violation of, or classified as "high cost," "threshold," "predatory" or "covered" loans under any other applicable state, federal or local law. In the event of a breach of any of such representations, the sponsor will be obligated to cure such breach or repurchase or, for a limited period of time, replace the affected mortgage loan, in the manner and to the extent described in this prospectus supplement.

                              As described above under "-Recent Developments Regarding New Century Financial Corporation," a number of state regulatory authorities have taken action against New Century Financial Corporation and its subsidiaries, including NC Capital Corporation, for alleged violations of state laws. Certain of those actions prohibit New Century Financial Corporation from pursuing foreclosure actions, and in the future one or more additional states could seek similar limitations on the servicer's ability to take actions (such as pursuing foreclosures) that may be essential to preserve the value of the mortgage loans on behalf of the issuing entity. Any such limitations could adversely affect the issuing entity's ability to realize on the mortgage loans.

Geographic Concentration      Different geographic regions of the United States
of the Mortgage Loans in      from time to time will experience weaker regional
Particular Jurisdictions      economic conditions and housing markets, and,
May Result in Greater         consequently, may experience higher rates of loss
Losses If Those               and delinquency on mortgage loans generally. Any
Jurisdictions Experience      concentration of the mortgage loans in a region
Economic Downturns            may present risk considerations in addition to
                              those generally present for similar
                              mortgage-backed securities without that
                              concentration. This may subject the mortgage loans held by the issuing entity to the risk that a downturn in the economy in this region of the country would more greatly affect the pool than if the pool were more diversified.

                              In particular, the following approximate percentages of mortgage loans were secured by mortgaged properties located in the following states:

                              All mortgage loans

                                    California        Florida          New York
                                    ----------        -------          --------
                                     29.34%           10.33%            5.96%

                              Group I mortgage loans

                                    California        Florida          New York
                                    ----------        -------          --------
                                     20.82%           10.81%            5.53%

                              Group II mortgage loans

                                    California        Florida          New York
                                    ----------        -------          --------
                                     38.14%            9.82%            6.42%

                              Approximately 29.34% of the mortgage loans are secured by mortgaged properties that are located in California. Property in California may be more susceptible than homes located in other parts of the country to certain types of uninsurable hazards, such as earthquakes, floods, mudslides and other natural disasters.

                              Because of the relative geographic concentration of the mortgaged properties within the certain states, losses on the mortgage loans may be higher than would be the case if the mortgaged properties were more geographically diversified. For example, some of the mortgaged properties may be more susceptible to certain types of special hazards, such as earthquakes, hurricanes, floods, fires and other natural disasters and major civil disturbances, than residential properties located in other parts of the country. In addition, the economies of the states with high concentrations of mortgaged properties may be adversely affected to a greater degree than the economies of other areas of the country by certain regional developments. If the residential real estate markets in an area of concentration experience an overall decline in property values after the dates of origination of the respective mortgage loans, then the rates of delinquencies, foreclosures and losses on the mortgage loans may increase and the increase may be substantial.

                              Further, the concentration of the mortgage loans in one or more states will have a disproportionate effect on certificateholders if the regulatory authorities in any those states take actions against the related originator or the servicer that impairs the issuing entity's ability to realize on those mortgage loans See "-Violation of Various Federal, State and Local Laws May Result in Losses on the Mortgage Loans" above.

                              The concentration of mortgage loans with specific characteristics relating to the types of properties, property characteristics and geographic location are likely to change over time. Principal payments may affect the concentration levels. Principal payments could include voluntary prepayments and prepayments resulting from casualty or condemnation, defaults and liquidations and from repurchases due to breaches of representations and warranties. Because principal payments on the mortgage loans are payable to the subordinated certificates at a slower rate than principal payments are made to the Class A certificates, the subordinated certificates are more likely to be exposed to any risks associated with changes in concentrations of mortgage loan or property characteristics.

Effect on Yields Caused       Mortgagors may prepay their mortgage loans in
by Prepayments, Defaults      whole or in part at any time. A prepayment of a
and Losses                    mortgage loan generally will result in a
                              prepayment on the certificates. We cannot predict the rate at which mortgagors will repay their mortgage loans. We cannot assure you that the actual prepayment rates of the mortgage loans included in the issuing entity will conform to any historical prepayment rates or any forecasts of prepayment rates described or reflected in any reports or studies relating to pools of mortgage loans similar to the types of mortgage loans included in the issuing entity.

                              If you purchase your certificates at a discount and principal is repaid slower than you anticipate, then your yield may be lower than you anticipate.

                              If you purchase your certificates at a premium and principal is repaid faster than you anticipate, then your yield may be lower than you anticipate.

                              The rate of prepayments on the mortgage loans will be sensitive to prevailing interest rates. Generally, for fixed-rate mortgage loans, if prevailing interest rates decline significantly below the interest rates on the fixed-rate mortgage loans, the fixed-rate mortgage loans are more likely to prepay than if prevailing rates remain above the interest rates on the fixed-rate mortgage loans. Conversely, if prevailing interest rates rise significantly, prepayments on the fixed-rate mortgage loans may decrease.

                              The prepayment behavior of the adjustable-rate mortgage loans and of the fixed-rate mortgage loans may respond to different factors, or may respond differently to the same factors. If, at the time of their first adjustment, the interest rates on any of the adjustable-rate mortgage loans would be subject to adjustment to a rate higher than the then prevailing interest rates available to borrowers, the borrowers may prepay their adjustable-rate mortgage loans. The adjustable-rate mortgage loans may also suffer an increase in defaults and liquidations following upward adjustments of their interest rates, especially following their initial adjustments.

                              Approximately 73.79% of the group I mortgage loans and approximately 76.14% of the group II mortgage loans require the mortgagor to pay a prepayment premium in certain instances if the mortgagor prepays the mortgage loan during a stated period, which may be from one year to three years after the mortgage loan was originated. A prepayment premium may or may not discourage a mortgagor from prepaying the related mortgage loan during the applicable period.

                              The sponsor may be required to purchase mortgage loans from the issuing entity in the event certain breaches of its respective representations and warranties occur or certain material document defects occur, which in each case, have not been cured. In addition, a mortgagor with respect to a mortgage loan fails to make its first or second payment (or just the first payment in the case of one of the applicable loan sellers that individually sold mortgage loans comprising less than 5% of the total mortgage loans in the issuing entity) after the date that mortgage loan was purchased by the sponsor from the applicable original loan seller, the applicable loan seller may be obligated to purchase that mortgage loan from the issuing entity. These purchases will have the same effect on the holders of the LIBOR certificates as a prepayment of those mortgage loans.

                              The majority Class C certificateholders may, at their option, direct the servicer to purchase all of the mortgage loans and terminate the issuing entity on any distribution date when the aggregate stated principal balance of the mortgage loans as of the last day of the related due period is equal to or less than 10% of the aggregate stated principal balance of all of the mortgage loans as of the cut off date.

                              If the rate of default and the amount of losses on the mortgage loans is higher than you expect, then your yield may be lower than you expect.

                              As a result of the absorption of realized losses on the mortgage loans by excess interest and overcollateralization as described in this prospectus supplement, liquidations of defaulted mortgage loans, whether or not realized losses are incurred upon the liquidations, will result in an earlier return of principal to the LIBOR certificates and will influence the yield on the LIBOR certificates in a manner similar to the manner in which principal prepayments on the mortgage loans will influence the yield on the LIBOR certificates.

                              The overcollateralization provisions are intended to result in an accelerated rate of principal distributions to holders of the LIBOR certificates then entitled to principal distributions at any time that the overcollateralization provided by the mortgage loan pool falls below the required level. An earlier return of principal to the holders of the LIBOR certificates as a result of the overcollateralization provisions will influence the yield on the LIBOR certificates in a manner similar to the manner in which principal prepayments on the mortgage loans will influence the yield on the LIBOR certificates.

                              The multiple class structure of the LIBOR certificates causes the yield of certain classes of the LIBOR certificates to be particularly sensitive to changes in the rates of prepayments of mortgage loans. Because distributions of principal will be made to the classes of LIBOR certificates according to the priorities described in this prospectus supplement, the yield to maturity on those classes of LIBOR certificates will be sensitive to the rates of prepayment on the mortgage loans experienced both before and after the commencement of principal distributions on those classes. In particular, the subordinated certificates (i.e., the
                              Class M-1, Class M-2, Class M-3, Class M-4,
                              Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 certificates) do not receive any portion of the amount of principal payable to the LIBOR certificates prior to the distribution date in April 2010 unless the aggregate certificate principal balance of the Class A certificates has been reduced to zero. Thereafter, subject to the loss and delinquency performance of the mortgage loan pool, the subordinated certificates may continue to receive no portion of the amount of principal then payable to the LIBOR certificates unless the aggregate certificate principal balance of the Class A certificates has been reduced to zero. The weighted average lives of the subordinated certificates will therefore be longer than would otherwise be the case.

                              The value of your certificates may be reduced if the rate of default or the amount of losses is higher than expected.

                              If the performance of the mortgage loans is substantially worse than assumed by the rating agencies, the ratings of any class of the certificates may be lowered in the future. This would probably reduce the value of those certificates. No one will be required to supplement any credit enhancement or to take any other action to maintain any rating of the certificates.

                              Newly originated mortgage loans may be more likely to default, which may cause losses on the offered certificates.

                              Defaults on mortgage loans tend to occur at higher rates during the early years of the mortgage loans. Substantially all of the mortgage loans have been originated within the 12 months prior to their sale to the issuing entity. As a result, the issuing entity may experience higher rates of default than if the mortgage loans had been outstanding for a longer period of time.

                              The credit enhancement features may be inadequate to provide protection for the LIBOR certificates.

                              The credit enhancement features described in this prospectus supplement are intended to enhance the likelihood that holders of the Class A certificates, and to a limited extent, the holders of the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7,
                              Class M-8 and Class M-9 certificates will receive regular payments of interest and principal. However, we cannot assure you that the applicable credit enhancement will adequately cover any shortfalls in cash available to pay your certificates as a result of delinquencies or defaults on the mortgage loans. If delinquencies or defaults occur on the mortgage loans, neither the servicer nor the master servicer will advance scheduled monthly payments of interest and principal on delinquent or defaulted mortgage loans if the advances are not likely to be recovered.

                              If substantial losses occur as a result of defaults and delinquent payments on the mortgage loans, you may suffer losses, even if you own Class A certificates.

Interest Generated by         The weighted average of the interest rates on the
the Mortgage Loans            mortgage loans is expected to be higher than the
May Be Insufficient to        pass-through rates on the LIBOR certificates.
Restore the Required          Interest on the mortgage loans, after taking into
Level of                      account certain payments received by the issuing
Overcollateralization         entity pursuant to the interest rate cap
                              agreement or received or paid by the issuing entity pursuant to the interest rate swap agreement, is expected to generate more interest than is needed to pay interest owed on the LIBOR certificates and to pay certain fees and expenses payable by the issuing entity. Any remaining interest will then be used to absorb losses that occur on the mortgage loans. After these financial obligations of the issuing entity are covered, the available excess interest will be used to maintain the overcollateralization at the required level determined as described in this prospectus supplement. We cannot assure you, however, that enough excess interest will be generated to absorb losses or to maintain the required level of overcollateralization. The factors described below, as well as the factors described below under "-Effect of Mortgage
                              Interest Rates and Other Factors on the
                              Pass-Through Rates on the LIBOR Certificates," will affect the amount of excess interest available to the issuing entity.

                              Every time a mortgage loan is prepaid in full, excess interest may be reduced because the mortgage loan will no longer be outstanding and generating interest. In the event of a partial prepayment, the mortgage loan will be generating less interest.

                              Every time a mortgage loan is liquidated or written off, excess interest may be reduced because those mortgage loans will no longer be outstanding and generating interest.

                              If the rates of delinquencies, defaults or losses on the mortgage loans turn out to be higher than expected, excess interest will be reduced by the amount necessary to compensate for any shortfalls in cash available to make required distributions on the LIBOR certificates.

                              All of the adjustable-rate mortgage loans have interest rates that adjust based on an index that is different from the index used to determine the pass-through rates on the LIBOR certificates, and the fixed-rate mortgage loans have interest rates that do not adjust. In addition, the first adjustment of the interest rates for approximately 83.58% of the adjustable-rate mortgage loans will not occur until two years after the date of origination. The first adjustment of the interest rates for approximately 14.99% of the adjustable-rate mortgage loans will not occur until three years after the date of origination. The first adjustment of the interest rates for approximately 1.43% of the adjustable-rate mortgage loans will not occur until five years after the date of origination. See "The Mortgage Loan Pool-Adjustable-Rate Mortgage Loans" in this prospectus supplement. As a result, the pass-through rates on the LIBOR certificates may increase relative to the weighted average of the interest rates on the mortgage loans, or the pass-through rates on the LIBOR certificates may remain constant as the weighted average of the interest rates on the mortgage loans declines. In either case, this would require that more of the interest generated by the mortgage loans be applied to cover interest on the LIBOR certificates. The pass-through rates on the Class A certificates cannot exceed the lesser of the weighted average interest rate of the mortgage loans, reduced for net payments to the swap provider or increased by net payments from the swap provider or payments from the cap provider, in the applicable mortgage loan group or in the mortgage loan pool, in either case less certain fees and expenses payable by the issuing entity, and the pass-through rates on the Class M certificates cannot exceed the weighted average interest rate of the mortgage loans, reduced for net payments to the swap provider or increased by net payments from the swap provider or payments from the cap provider, in the mortgage loan pool less certain fees and expenses payable by the issuing entity.

                              If prepayments, defaults and liquidations occur more rapidly on the mortgage loans with relatively higher interest rates than on the mortgage loans with relatively lower interest rates, the amount of excess interest generated by the mortgage loans will be less than would otherwise be the case.

                              Investors in the LIBOR certificates, and particularly the subordinated certificates, should consider the risk that the overcollateralization may not be sufficient to protect your certificates from losses.

Effect of Mortgage            The LIBOR certificates accrue interest at
Interest Rates and Other      pass-through rates based on the one-month LIBOR
Factors on the                index plus specified margins, but are subject to
Pass-Through Rates on         certain limitations. Those limitations on the
the LIBOR Certificates        pass-through rates for the LIBOR certificates are
                              based, in part, on the weighted average of the net interest rates on the mortgage loans adjusted for net payments to or from the swap provider or payments from the cap provider. A variety of factors, in addition to those described in the previous Risk Factor, could limit the pass-through rates and adversely affect the yield to maturity on the LIBOR certificates. Some of these factors are described below:

                              The interest rates on the fixed-rate mortgage loans will not adjust, and the interest rates on all of the adjustable-rate mortgage loans are based on a six-month LIBOR index. The adjustable-rate mortgage loans have periodic and maximum limitations on adjustments to their interest rates, and approximately 80.80% of the adjustable-rate mortgage loans in group I and approximately 86.38% of the adjustable-rate mortgage loans in group II will have the first adjustment to their interest rates after approximately two years, with the remaining having their first adjustment either three years or five years after the origination of those mortgage loans. As a result of the limit on the pass-through rates on the LIBOR certificates, those LIBOR certificates may accrue less interest than they would accrue if their pass-through rates were based solely on the one-month LIBOR index plus the specified margins.

                              The six-month LIBOR index may change at different times and in different amounts than the one-month LIBOR index. As a result, it is possible that interest rates on certain of the adjustable-rate mortgage loans may decline while the pass-through rates on the LIBOR certificates are stable or rising. It is also possible that the interest rates on the adjustable-rate mortgage loans and the pass-through rates for the LIBOR certificates may decline or increase during the same period, but that the pass-through rates on these certificates may decline more slowly or increase more rapidly.

                              The pass-through rates for the LIBOR certificates adjust monthly and are subject to maximum interest rate caps while the interest rates on the adjustable-rate mortgage loans adjust less frequently and the interest rates on the fixed-rate mortgage loans do not adjust. Consequently, the limit on the pass-through rates on the LIBOR certificates may limit increases in the pass-through rates for those classes for extended periods in a rising interest rate environment.

                              If prepayments, defaults and liquidations occur more rapidly on the mortgage loans with relatively higher interest rates than on the mortgage loans with relatively lower interest rates, the pass-through rates on the LIBOR certificates are more likely to be limited.

                              If the pass-through rates on the LIBOR
                              certificates are limited for any distribution date due to a cap based on the weighted average net interest rates of the mortgage loans and, in the case of the Class A certificates also, on the weighted average net interest rates of the related loan group (in each case, reduced by certain fees and expenses and adjusted for net payments to or from the swap provider or payments from the cap provider), the resulting interest shortfalls may be recovered by the holders of these certificates on the same distribution date or on future distribution dates on a subordinated basis to the extent that on that distribution date or future distribution dates there are available funds remaining after certain other distributions on the LIBOR certificates and the payment of certain fees and expenses of the issuing entity. However, we cannot assure you that these funds will be sufficient to fully cover these shortfalls.

Effect on Yields Due to       Any net payment payable to the swap provider
Rapid Prepayments; No         under the terms of the interest rate swap
Assurance of Amounts          agreement will reduce amounts available for
Received Under the            distribution to certificateholders, and may
Interest Rate Swap            reduce the pass-through rates on the LIBOR
Agreement and the             certificates.
Interest Rate Cap
Agreement                     If the rate of prepayments on the mortgage loans
                              is faster than anticipated, the amount on which payments due under the interest rate swap agreement are calculated may exceed the aggregate scheduled principal balance of the mortgage loans in the pool, thereby increasing the relative proportion of interest collections on the mortgage loans that must be applied to make net payments to the swap provider. The combination of a rapid rate of prepayment and low prevailing interest rates could adversely affect the yields on the LIBOR certificates.

                              In addition, certain swap termination payments arising under the interest rate swap agreement are payable to the swap provider on a senior basis and such payments may reduce amounts available for distribution to certificateholders.

                              Any amounts received under the interest rate swap agreement and the interest rate cap agreement will be applied as described in this prospectus supplement to pay interest shortfalls, restore overcollateralization and cover losses. However, no amounts will be payable to the issuing entity by the swap provider unless the floating payment owed by the swap provider for a distribution date (based on a per annum rate equal to one-month LIBOR and as determined pursuant to the interest rate swap agreement) exceeds the fixed payment owed to the swap provider for that distribution date (based on a per annum rate equal to 5.00%) set forth on the fixed rate monthly schedule. In addition, while the interest rate cap agreement is in effect, the cap provider will not be obligated to pay to the issuing entity any amount unless one-month LIBOR exceeds 6.50% per annum. We cannot assure you that any amounts will be received under the interest rate swap agreement or the interest rate cap agreement, or that any such amounts that are received will be sufficient to cover interest shortfalls or losses on the mortgage loans, or to restore required overcollateralization.

                              See "Description of the Certificates-Calculation of Interest and Principal," "-Priority of Distributions and Allocation of Losses," "-Supplemental Interest Trust," "-Interest Rate Swap Agreement" and "-Interest Rate Cap Agreement" in this prospectus supplement.

Prepayments on the            When a voluntary principal prepayment is made by
Mortgage Loans Could          the mortgagor on a mortgage loan (excluding any
Lead to Shortfalls in         payments made upon liquidation of any mortgage
the Distribution of           loan), the mortgagor is charged interest on the
Interest on Your              amount of prepaid principal only up to the date
Certificates                  of the prepayment, instead of for a full month.
                              However, principal prepayments will only be passed through to the holders of the certificates once a month on the distribution date which follows the calendar month in which the prepayment was received by the servicer. The servicer is obligated to pay an amount, without any right of reimbursement, for those shortfalls in interest collections payable on the certificates that are attributable to the difference between the interest paid by a mortgagor in connection with voluntary principal prepayments in full and thirty days' interest on the prepaid mortgage loan, but only to the extent of one-half of the monthly servicing fee for the related distribution date.

                              If the servicer fails to make such compensating interest payments or the shortfall exceeds one-half of the monthly servicing fee for the related distribution date, there will be fewer funds available for the distribution of interest on the certificates. In addition, no compensating interest payments from the servicer will be available to cover prepayment interest shortfalls resulting from partial prepayments or involuntary prepayments (such as liquidation of a defaulted mortgage loan). Such shortfalls of interest, if they result in the inability of the issuing entity to pay the full amount of the current interest on the certificates, will result in a reduction of the yield on your certificates.

The Weighted Average Lives    The weighted average lives of, and the yields to
of, and the Yields to         maturity on, the Class M-1, Class M-2, Class M-3,
Maturity on, the              Class M-4, Class M-5, Class M-6, Class M-7,
Subordinated Certificates     Class M-8 and Class M-9 certificates will be
are Sensitive to Mortgagor    progressively more sensitive, in that order, to
Defaults and Losses on the    the rate and timing of mortgagor defaults and the
Mortgage Loans                severity of ensuing losses on the mortgage loans.
                              If the actual rate and severity of losses on the mortgage loans is higher than those assumed by an investor in such certificates, the actual yield to maturity of such certificates may be lower than the yield anticipated by such holder based on such assumption. The timing of losses on the mortgage loans will also affect an investor's actual yield to maturity, even if the rate of defaults and severity of losses over the life of the mortgage loans are consistent with an investor's expectations. In general, the earlier a loss occurs, the greater the effect on an investor's yield to maturity. Realized losses on the mortgage loans, to the extent they exceed the amount of excess interest and overcollateralization following distributions of principal on the related distribution date, will reduce the certificate principal balance of the Class M-9, Class M-8, Class M-7, Class M-6,
                              Class M-5, Class M-4, Class M-3, Class M-2 and
                              Class M-1 certificates, in that order. As a result of such reductions, less interest will accrue on such class of certificates than would otherwise be the case.

                              Once a realized loss on a mortgage loan is allocated to a certificate, no principal or interest will be distributable with respect to such written down amount and the holder of the certificate will not be entitled to reimbursements for such lost interest or principal even if funds are available for reimbursement, except to the extent of any subsequent recoveries received on liquidated mortgage loans after they have been liquidated.

                              Unless the aggregate certificate principal balances of the Class A certificates have been reduced to zero, the subordinated certificates will not be entitled to any principal distributions until April 2010 or a later date as described in this prospectus supplement, or during any period in which delinquencies or cumulative losses on the mortgage loans exceed certain levels. As a result, the weighted average lives of the subordinated certificates will be longer than would otherwise be the case if distributions of principal were allocated among all of the certificates at the same time. As a result of the longer weighted average lives of the subordinated certificates, the holders of those certificates have a greater risk of suffering a loss on their investments. Further, because those certificates might not receive any principal if certain delinquency levels occur, it is possible for those certificates to receive no principal distributions even if no losses have occurred on the mortgage loan pool.

                              In addition, the multiple class structure of the subordinated certificates causes the yield of those classes to be particularly sensitive to changes in the rates of prepayment of the mortgage loans. Because distributions of principal will be made to the holders of those certificates according to the priorities described in this prospectus supplement, the yield to maturity on the subordinated certificates will be sensitive to the rates of prepayment on the mortgage loans experienced both before and after the commencement of principal distributions on those classes. The yield to maturity on the subordinated certificates will also be extremely sensitive to losses due to defaults on the mortgage loans (and the timing of those losses), to the extent such losses are not covered by excess interest after taking into account certain payments received or paid by the issuing entity pursuant to the interest rate swap agreement, payments received by the issuing entity pursuant to the interest rate cap agreement, the Class X certificates or a class of subordinated certificates with a lower payment priority. Furthermore, as described in this prospectus supplement, the timing of receipt of principal and interest by the subordinated certificates may be adversely affected by losses even if such classes of certificates do not ultimately bear such loss.

                              The depositor (or its assignee) has the option to purchase mortgage loans that become 90 days or more delinquent or that have been converted to an REO property. Any such purchase would have the same effect on the holders of certificates as a prepayment of the mortgage loans. The depositor may exercise such option on its own behalf or on behalf of another party who might benefit from the removal of such delinquent mortgage loans. The removal of any delinquent mortgage loan by the depositor pursuant to this option may have an effect on whether or not there exists, or continues to exist, a loss and delinquency trigger event, which determines the level of overcollateralization. Therefore, depending on the circumstances, the exercise of this purchase option may adversely affect the market value of your certificates.

                              Finally, the effect on the market value of the subordinated certificates of changes in market interest rates or market yields for similar securities may be greater than for the Class A certificates.

Delay in Receipt of           Substantial delays could be encountered in
Liquidation Proceeds;         connection with the liquidation of delinquent
Liquidation Proceeds          mortgage loans. Further, reimbursement of
May Be Less Than the          advances made on a mortgage loan, liquidation
Mortgage Loan Balance         expenses such as legal fees, real estate taxes,
                              hazard insurance and maintenance and preservation expenses may reduce the portion of liquidation proceeds payable on the certificates. If a mortgaged property fails to provide adequate security for the mortgage loan, you will incur a loss on your investment if the credit enhancements described in this prospectus supplement are insufficient to cover the loss.

High Combined Original        Mortgage loans with higher combined original
Loan-to-Value Ratios          loan-to-value ratios may present a greater risk
Increase Risk of Loss         of loss than mortgage loans with or combined
                              original loan-to-value ratios of 80% or below.
                              Approximately 46.02% of the mortgage loans had combined original loan-to-value ratios greater than 80%, as calculated as described under "The
                              Mortgage Loan Pool-General" in this prospectus supplement.

                              Additionally, the determination of the value of a mortgaged property used in the calculation of the combined original loan-to-value ratio of the mortgage loans may differ from the appraised value of such mortgaged properties if current appraisals were obtained.

Some of the Mortgage          Approximately 19.55% of the mortgage loans have
Loans Have an Initial         an initial interest-only period of up to ten
Interest-Only Period,         years. During this period, the payment made by
Which May Result in           the related mortgagor will be less than it would
Increased Delinquencies       be if the principal of the mortgage loan was
and Losses                    required to amortize. In addition, the mortgage
                              loan principal balance will not be reduced because there will be no scheduled monthly payments of principal during this period. As a result, no principal payments will be made on the LIBOR certificates with respect to these mortgage loans during their interest-only period unless there is a principal prepayment.

                              After the initial interest-only period, the scheduled monthly payment on these mortgage loans will increase, which may result in increased delinquencies by the related mortgagors, particularly if interest rates have increased and the mortgagor is unable to refinance. In addition, losses may be greater on these mortgage loans as a result of there being no principal amortization during the early years of these mortgage loans. Although the amount of principal included in each scheduled monthly payment for a traditional mortgage loan is relatively small during the first few years after the origination of a mortgage loan, in the aggregate the amount can be significant. Any resulting delinquencies and losses, to the extent not covered by the applicable credit enhancement described in this prospectus supplement, will be allocated to the LIBOR certificates in reverse order of seniority.

                              The use of mortgage loans with an initial interest-only period has recently increased in popularity in the mortgage marketplace, but historical performance data for interest-only mortgage loans is limited as compared to performance data for mortgage loans that amortize from origination. The performance of interest-only mortgage loans may be significantly different from mortgage loans that amortize from origination. In particular, there may be a higher expectation by these mortgagors of refinancing their mortgage loans with a new mortgage loan, in particular, one with an initial interest-only period, which may result in higher or lower prepayment speeds than would otherwise be the case. In addition, the failure by the related mortgagor to build equity in the mortgaged property may affect the delinquency, loss and prepayment experience with respect to these mortgage loans.

A Portion of the Mortgage     Approximately 3.52% of the mortgage loans are
Loans Are Secured by          secured by second lien mortgages which are
Subordinate Mortgages; In     subordinate to the rights of the holder of the
the Event of a Default,       related senior mortgages. As a result, the
These Mortgage Loans Are      proceeds from any liquidation, insurance or
More Likely to Experience     condemnation proceedings will be available to
Losses                        satisfy the principal balance of the mortgage
                              loan only to the extent that the claims, if any, of each related senior mortgagee are satisfied in full, including any related foreclosure costs. In addition, a holder of a subordinate or junior mortgage may not foreclose on the mortgaged property securing such mortgage unless it either pays the entire amount of the senior mortgages to the mortgagees at or prior to the foreclosure sale or undertakes the obligation to make payments on each senior mortgage in the event of a default under the mortgage. The issuing entity will have no source of funds to satisfy any senior mortgage or make payments due to any senior mortgagee.

                              An overall decline in the residential real estate markets could adversely affect the values of the mortgaged properties and cause the outstanding principal balances of the second lien mortgage loans, together with the senior mortgage loans secured by the same mortgaged properties, to equal or exceed the value of the mortgaged properties. This type of a decline would adversely affect the position of a second mortgagee before having the same effect on the related first mortgagee. A rise in interest rates over a period of time and the general condition of a mortgaged property as well as other factors may have the effect of reducing the value of the mortgaged property from the appraised value at the time the mortgage loan was originated. If there is a reduction in value of the mortgaged property, the ratio of the amount of the mortgage loan to the value of the mortgaged property may increase over what it was at the time the mortgage loan was originated. This type of increase may reduce the likelihood of liquidation or other proceeds being sufficient to satisfy the second lien mortgage loan after satisfaction of any senior liens. In circumstances where the servicer determines that it would be uneconomical to foreclose on the related property, the servicer may write off the entire outstanding principal balance of the related second lien mortgage loan as bad debt.

Payments in Full of a         Approximately 46.25% of the mortgage loans will
Balloon Loan Depend on        not be fully amortizing over their terms to
the Borrower's Ability        maturity and, thus, will require substantial
to Refinance the Balloon      principal payments, i.e., balloon payments, at
Loan or Sell the              their stated maturity. Mortgage loans with
Mortgaged Property            balloon payments involve a greater degree of
                              risk because the ability of a borrower to make a balloon payment typically will depend upon its ability either to timely refinance the loan or to timely sell the related mortgaged property. The ability of a borrower to accomplish either of these goals will be affected by a number of factors, including:

                              o the level of available interest rates at the time of sale or refinancing;

                              o     the borrower's equity in the related
                                    mortgaged property;

                              o     the financial condition of the mortgagor;

                              o     tax laws;

                              o     prevailing general economic conditions; and

                              o     the availability of credit for single
                                    family real properties generally.

The Interest Rate Swap        The assets of the issuing entity include an
Agreement and the             interest rate swap agreement that will require
Interest Rate Cap             the swap provider to make certain payments for
Agreement Are Subject to      the benefit of the holders of the LIBOR
Counterparty Risk             certificates and an interest rate cap agreement
                              that will require the cap provider to make certain payments for the benefit of the holders of the LIBOR certificates. To the extent that payments on the LIBOR certificates depend in part on payments to be received by the securities administrator under the interest rate swap agreement, the ability of the securities administrator to make those payments on those certificates will be subject to the credit risk of the swap provider. See
                              "Description of the Certificates-Interest Rate
                              Swap Agreement" and "-Interest Rate Cap
                              Agreement" in this prospectus supplement.

The Credit Rating of the      The swap provider under the interest rate swap
Swap Provider and Cap         agreement and the cap provider under the
                              interest rate cap agreement will have, as of the

Provider Could Affect         closing date, a counterparty rating of
the Rating of the             "Aaa" from Moody's Investors Service, Inc. and
Offered Certificates          a credit rating of "AAA" from Standard & Poor's
                              Ratings Services, a division of The McGraw Hill
                              Companies, Inc. The ratings on the offered certificates are dependent in part upon the credit ratings of Goldman Sachs Mitsui Marine
                              Derivative Products, L.P. If a credit rating of Goldman Sachs Mitsui Marine Derivative
                              Products, L.P. is qualified, reduced or
                              withdrawn and a substitute counterparty is not obtained in accordance with the terms of the interest rate swap agreement or the interest rate cap agreement, the ratings of the offered certificates may be qualified, reduced or withdrawn. As a result, the value and marketability of the offered certificates may be adversely affected. See "Description of the Certificates-Interest Rate Swap Agreement" and
                              "-Interest Rate Cap Agreement" in this
                              prospectus supplement.

The Applicable Original       The loan sellers may be obligated to repurchase
Loan Seller May Not Be        from the issuing entity mortgage loans with
Able to Repurchase            respect to which a mortgagor has failed to make
Defective Mortgage Loans      its first payment (or first and second payment
                              in certain cases) after the date the sponsor purchased the mortgage loan from the applicable loan seller. It is possible that such applicable loan seller may not be capable of repurchasing any such mortgage loans, for financial or other reasons. The inability of such applicable loan seller to repurchase mortgage loans would likely cause the mortgage loans to experience higher rates of delinquencies, defaults and losses. As a result, shortfalls in the distributions due on the certificates could occur.

Bankruptcy of the             The depositor and the sponsor may be eligible
Depositor or the Sponsor      to become a debtor under the United States
May Delay or Reduce           Bankruptcy Code. If the depositor or the
Collections on Loans          sponsor for the certificates were to become a
                              debtor under the United States Bankruptcy Code, the bankruptcy court could be asked to determine whether the mortgage loans constitute property of the debtor, or whether they constitute property of the issuing entity. If the bankruptcy court were to determine that the mortgage loans constitute property of the estate of the debtor, there could be delays in payments to certificateholders of collections on the mortgage loans and/or reductions in the amount of the payments paid to certificateholders. The mortgage loans would not constitute property of the estate of the depositor or of the sponsor if the transfer of the mortgage loans from the sponsor to the depositor and from the depositor to the issuing entity are treated as true sales, rather than pledges, of the mortgage loans.

                              The transactions contemplated by this
                              prospectus supplement and the related
                              prospectus will be structured so that, if there were to be a bankruptcy proceeding with respect to the sponsor or the depositor, the transfers described above should be treated as true sales, and not as pledges. The mortgage loans should accordingly be treated as property of the related issuing entity and not as part of the bankruptcy estate of the depositor or sponsor. In addition, the depositor is operated in a manner that should make it unlikely that it would become the subject of a bankruptcy filing.

                              However, there can be no assurance that a bankruptcy court would not recharacterize the transfers described above as borrowings of the depositor or sponsor secured by pledges of the mortgage loans. Any request by the debtor (or any of its creditors) for such a recharacterization of these transfers, if successful, could result in delays in payments of collections on the mortgage loans and/or reductions in the amount of the payments paid to certificateholders, which could result in losses on the certificates. Even if a request to recharacterize these transfers were to be denied, delays in payments on the mortgage loans and resulting delays or losses on the certificates could result.

The Transfer of               Although the transfer of servicing with respect
Servicing May Result in       to the mortgage loans to Avelo Mortgage, L.L.C.
Higher Delinquencies and      is scheduled to occur before the closing date,
Defaults Which May            all transfers of servicing involve the risk of
Adversely Affect the          disruption in collections due to data input
Yield on Your                 errors, misapplied or misdirected payments,
Certificates                  system incompatibilities, the requirement to
                              notify the mortgagors about the servicing transfer, delays caused by the transfer of the related servicing mortgage files and records to the new servicer and other reasons. Servicing transfer issues of this sort may be aggravated with respect to the transfer of servicing of mortgage loans acquired from NC Capital
                              Corporation due to recent developments
                              affecting its parent, New Century Financial
                              Corporation, as described above under " Recent
                              Developments Regarding New Century Financial
                              Corporation". As a result of servicing
                              transfers or any delays associated with the transfers, the rate of delinquencies and defaults on the related mortgage loans could increase at least for a period of time.

The Sponsor and its           Recent developments in the subprime mortgage
Affiliates May Have           market have led to a deterioration in the
Conflicts of Interest         financial performance of many subprime loan
                              originators. See "-Recently, the Subprime
                              Mortgage Loan Market has Experienced Increasing
                              Levels of Delinquencies and Defaults; Increased
                              Use of New Mortgage Products by Borrowers May
                              Result in Higher Levels of Delinquencies and
                              Losses Generally" above.

                              Due to these developments affecting these subprime loan originators, certain conflicts of interest may exist or may arise as a result of transactions or relationships that the sponsor and its affiliates may have or may enter into in the future with one or more of the loan sellers.

                              In taking any actions or engaging in other transactions with those loan sellers, the sponsor and its affiliates are not required to take into account the effect of such actions or transactions on the issuing entity or the certificateholders. Among other things, the sponsor and its affiliates may purchase, as principal, loans originated or sold by such loan sellers that are not included in the issuing entity, and may seek to enforce against such loan sellers any remedies they may have if an early payment default or breach of representation and warranty occurs with respect to such other loans. The sponsor or its affiliates may provide secured or unsecured financing to one or more loan sellers, and may seek to enforce remedies against such loan seller if an event of default occurs in respect of that financing. The sponsor and its affiliates will not have any obligation to account to the issuing entity for any amounts they collect in respect of any loans, financing or other transactions they may have with any loan seller, and the sponsor and its affiliates will have no obligation to pursue any claims against such loan sellers on behalf of the issuing entity or with respect to loans included in the issuing entity.

External Events               In response to previously executed and
May Increase the Risk of      threatened terrorist attacks in the United
Loss on the                   States and foreign countries, the United States
                              has initiated

Mortgage Loans                military operations and has placed a substantial
                              number of armed forces reservists and members of the National Guard on active duty status. It is possible that the number of reservists and members of the National Guard placed on active duty status in the near future may increase. To the extent that a member of the military, or a member of the armed forces reserves or National Guard who are called to active duty, is a mortgagor of a mortgage loan in the issuing entity, the interest rate limitation of the Servicemembers Civil Relief
                              Act and any comparable state law, will apply.
                              Substantially all of the mortgage loans have interest rates which exceed such limitation, if applicable. This may result in interest shortfalls on the mortgage loans, which, in turn will be allocated first to excess interest on the mortgage loans for the related distribution date and thereafter to reduce the accrued interest on the LIBOR certificates on a pro rata basis. None of the depositor, the underwriter, the sponsor, the original loan sellers, the servicer, the master servicer, the securities administrator, the trustee or any other person has taken any action to determine whether any of the mortgage loans would be affected by such interest rate limitation. See "Legal Aspects of the Mortgage
                              Loans-Servicemembers Civil Relief Act and the
                              California Military and Veterans Code" in the prospectus.

The Certificates Are          The certificates will not represent an interest
Obligations of the            in or obligation of the depositor, the sponsor,
Issuing Entity Only           the underwriter, the original loan sellers, the
                              servicer, the master servicer, the securities administrator, the trustee or any of their respective affiliates. Neither the certificates nor the underlying mortgage loans will be guaranteed or insured by any governmental agency or instrumentality or by the depositor, the sponsor, the underwriter, the original loan sellers, the servicer, the master servicer, the securities administrator, the trustee or any of their respective affiliates. Proceeds of the assets included in the issuing entity
                              (including the interest rate swap agreement and the interest rate cap agreement) will be the sole source of payments on the offered certificates, and there will be no recourse to the depositor, the underwriter, the sponsor, the original loan sellers, the servicer, the master servicer, the securities administrator, the trustee or any other person in the event that such proceeds are insufficient or otherwise unavailable to make all payments provided for under the LIBOR certificates.

Your Investment May Not       The underwriter intends to make a secondary
Be Liquid                     market in the offered certificates, but it will
                              have no obligation to do so. We cannot assure you that such a secondary market will develop or, if it develops, that it will continue.
                              Consequently, you may not be able to sell your certificates readily or at prices that will enable you to realize your desired yield. The market values of the certificates are likely to fluctuate; these fluctuations may be significant and could result in significant losses to you.

                              The secondary markets for asset-backed securities have experienced periods of illiquidity and can be expected to do so in the future. Illiquidity means that there may not be any purchasers for the certificates you may purchase. Although any class of certificates may experience illiquidity, it is more likely that classes of certificates that are more sensitive to prepayment, credit or interest rate risk, or that have been structured to meet the investment requirements of limited categories of investors, will experience illiquidity. You should consider that illiquidity may also result from legal or regulatory changes, or from the adoption or change of accounting rules, that affect some or all of the classes of the certificates generally or particular types of investors. Illiquidity can have a severely adverse effect on the prices of securities.

                              The offered certificates will not constitute
                              "mortgage related securities" for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended. Accordingly, many institutions that lack the legal authority to invest in securities that do not constitute "mortgage related securities" will not be able to invest in the offered certificates, thereby limiting the market for those certificates. If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the offered certificates. See "Legal Investment" in this prospectus supplement and in the prospectus.

                              You should consult your own financial,
                              accounting, tax and legal advisors for
                              assistance in determining the suitability of and consequences to you of the purchase, ownership and sale of the offered certificates.

The Ratings on Your           Each rating agency rating the offered
Certificates Could Be         certificates may change or withdraw its initial
Reduced or Withdrawn          ratings at any time in the future if, in its
                              judgment, circumstances warrant a change. No person is obligated to maintain the ratings at their initial levels. If a rating agency reduces or withdraws its rating on one or more classes of the offered certificates, the liquidity and market value of the affected certificates is likely to be reduced.

The Servicing Fee May Be      To the extent that this prospectus supplement
Insufficient to Engage        indicates that the fee payable to the servicer
Replacement Servicers         is based on a fee rate that is a percentage of
                              the outstanding mortgage loan balances, no assurance can be made that such fee rate in the future will be sufficient to attract replacement servicers to accept an appointment.
                              In addition, to the extent the mortgage pool of any series has amortized significantly at the time that a replacement servicer is sought, the aggregate fee that would be payable to any such replacement may not be sufficient to attract a replacement to accept an appointment.

The Offered Certificates      The offered certificates are not suitable
May Not Be Suitable           investments for any investor that requires a
Investments                   regular or predictable schedule of monthly
                              payments or payment on any specific date. The offered certificates are complex investments that should be considered only by investors who, either alone or with their financial, accounting, tax and legal advisors, have the expertise to analyze the prepayment, reinvestment, default and market risk, the tax consequences of an investment and the interaction of these factors.

Risks Related to the          The holders of the residual certificates must
Class R, Class RC and         include the taxable income or loss of the related
Class RX Certificates         REMIC or REMICs in determining their federal
                              taxable income. Prospective investors are cautioned that the residual certificateholders'
                              REMIC taxable income and the tax liability associated with the residual certificates may be substantial during certain periods, in which event the holders of the residual certificates must have sufficient sources of funds to pay such tax liability. Other than an initial distribution on the first distribution date, it is not anticipated that the residual certificateholders will receive distributions from the issuing entity. Furthermore, it is anticipated that all or a substantial portion of the taxable income of the related REMIC includible by the holders of the residual certificates will be treated as "excess inclusion" income, resulting in
                              (i) the inability of those holders to use net operating losses to offset such income, (ii) the treatment of such income as "unrelated business taxable income" to certain holders who are otherwise tax exempt and (iii) the treatment of such income as subject to 30% withholding tax to certain non-U.S. investors, with no exemption or treaty reduction.

                              Under the provisions of the Internal Revenue Code of 1986 relating to REMICs, it is likely that the residual certificates will be considered to be "non-economic residual interests," with the result that transfers of them would be disregarded for federal income tax purposes if any significant purpose of the transferor was to impede the assessment or collection of tax. Accordingly, the transferee affidavit used for transfers of the residual certificates will require the transferee to affirm that it
                              (i) historically has paid its debts as they have come due and intends to do so in the future, (ii) understands that it may incur tax liabilities with respect to the residual certificates in excess of cash flows generated by them, (iii) intends to pay taxes associated with holding the residual certificates as such taxes become due,
                              (iv) will not cause the income from the residual certificates to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the transferee or any other U.S. person and
                              (v) will not transfer the residual certificates to any person or entity that does not provide a similar affidavit.

                              The transferor must certify in writing to the securities administrator that, as of the date of transfer, it had no knowledge or reason to know that the affirmations made by the transferee pursuant to the preceding sentence were false. In addition, Treasury regulations provide alternatives for either paying the transferee of the residual certificates a formula specified minimum price or transferring the residual certificates to an eligible corporation under certain conditions in order to meet the safe harbor against the possible disregard of such transfer.

                              Finally, residual certificates generally may not be transferred to a person who is not a U.S. person unless the income on those residual certificates is effectively connected with the conduct of a U.S. trade or business and the transferee furnishes the transferor and the securities administrator with an effective Internal Revenue Service Form W-8ECI. See "Description of the Certificates-Restrictions on Transfer of the Residual Certificates" in this prospectus supplement and "Federal Income Tax Consequences-Tax Treatment of REMIC Residual Interests-Non-Recognition of Certain Transfers for Federal Income Tax Purposes" in the prospectus.

                              An individual, trust or estate that holds residual certificates (whether the residual certificates are held directly or indirectly through certain pass-through entities) also may have additional gross income with respect to such residual certificates but may be subject to limitations or disallowance of deductions for servicing fees on the loans and other administrative expenses properly allocable to such residual certificates in computing such holder's regular tax liability, and may not be able to deduct such fees or expenses to any extent in computing such holder's alternative minimum tax liability. The pooling and servicing agreement will require that any such gross income and such fees and expenses will be allocable to holders of the residual certificates in proportion to their respective ownership interests. See "Federal Income-Tax Consequences Tax Treatment of REMIC Residual Interests" and "-Special Considerations for Certain Types of Investors-Individuals and Pass-Through Entities" in the prospectus. In addition, some portion of a purchaser's basis, if any, in residual certificates may not be recovered until termination of the issuing entity. Furthermore, Treasury regulations have been issued concerning the federal income tax consequences of any consideration paid to a transferee on a transfer of residual certificates. Any transferee of residual certificates receiving such consideration should consult its tax advisors regarding these regulations. See "Federal Income Tax Consequences-Special Considerations for Certain Types of Investors-Disposition of Residual Certificates" in the prospectus.

                              Due to the special tax treatment of residual interests, the effective after-tax return of the residual certificates may be significantly lower than would be the case if the residual certificates were taxed as debt instruments and could be negative.

The Recording of the          The mortgages or assignments of mortgage for some
Mortgages in the Name of      of the mortgage loans have been recorded in the
MERS May Affect the Yield     name of Mortgage Electronic Registration Systems,
on the Certificates           Inc., or MERS, solely as nominee for the
                              originator and its successors and assigns, including the issuing entity. Subsequent assignments of those mortgages are registered electronically through the MERS system. However, if MERS discontinues the MERS system and it becomes necessary to record an assignment of mortgage to the trustee, any related expenses will be paid by the issuing entity and will reduce the amount available to make distributions on the certificates.

                              The recording of mortgages in the name of MERS is a relatively new practice in the mortgage lending industry. Public recording officers and others may have limited, if any, experience with lenders seeking to foreclose mortgages, assignments of which are registered with MERS. Accordingly, delays and additional costs in commencing, prosecuting and completing foreclosure proceedings and conducting foreclosure sales of the mortgaged properties could result. Those delays and the additional costs could in turn delay the distribution of liquidation proceeds to certificateholders and increase the amount of losses on the mortgage loans. In that regard, a Florida court has ruled that MERS lacked standing to pursue foreclosure proceedings on behalf of the beneficial owners of several mortgage notes who were not named parties to the proceedings.

     NC CAPITAL CORPORATION DISCLOSURE IN CONNECTION WITH GSAMP 2007-HE2

New Century

     The information set forth under this heading "New Century" has been provided by NC Capital Corporation ("NC Capital") and relates solely to the mortgage loans acquired from NC Capital.

     General

     New Century Mortgage Corporation transferred the mortgage loans to its affiliate, NC Capital, which, in turn, sold the mortgage loans to an affiliate of the depositor. New Century Mortgage Corporation is a wholly-owned operating subsidiary of New Century Financial Corporation ("New Century"). Subject to the discussion under "-Recent Developments Regarding New Century" below, founded in 1995 and headquartered in Irvine, California, New Century is a real estate investment trust and one of the nation's premier full service mortgage finance companies, providing first and second mortgage products to borrowers nationwide. Subject to the discussion under "-Recent Developments Regarding New Century" below, New Century Financial Corporation offers a broad range of mortgage products designed to meet the needs of all borrowers.

     Subject to the discussion under "-Recent Developments Regarding New Century" below, New Century Mortgage Corporation is a consumer finance and mortgage banking company that originates, purchases and sells first lien and second lien mortgage loans and other consumer loans. New Century Mortgage Corporation emphasizes the origination of mortgages loans that are commonly referred to as non-conforming "B&C" mortgage loans or subprime mortgage loans.

     As of September 30, 2006, New Century Financial Corporation employed approximately 7,100 associates and originated loans through its wholesale network of more than 55,000 independent mortgage brokers through 33 regional processing centers operating in 19 states. Its retail network operates through 235 sales offices in 36 states. For the nine months ending September 30, 2006, New Century Financial Corporation originated $45.4 billion in mortgage loans.

     The following table describes the size, composition and growth of New Century's total residential mortgage loan production over the periods indicated.

                                December 31, 2003           December 31, 2004        December 31, 2005         September 30, 2006
                             ------------------------    ------------------------   --------------------    ------------------------
                                                                                                 Total
                                            Total                      Total                   Mortgage                   Total
                                          Mortgage                    Mortgage                   Loan                    Mortgage
                                            Loan                        Loan                  Production                   Loan
                              Number   Production ($)     Number   Production ($)    Number       ($)        Number   Production ($)
                             --------  --------------    --------  --------------   --------  ----------    --------  --------------
Residential Mortgage
   Loans..................   164,373     27,382,838      242,877     42,199,640     310,389   56,108,241     245,839    45,443,272

     Recent Developments Regarding New Century

     Pursuant to a Form 8-K filed on February 7, 2007, New Century, the parent of NC Capital, announced that it would restate its consolidated financial statements for the quarters ended March 31, June 30 and September 30, 2006 to correct errors New Century discovered in the application of generally accepted accounting principles regarding its allowance for mortgage loan repurchase losses. Specifically, New Century announced that it did not include the expected discount upon disposition of such mortgage loans when estimating its allowance for loan repurchase losses. In addition, New Century stated that its methodology for estimating the volume of repurchase claims to be included in the repurchase calculation did not properly consider, in each of the first three quarters of 2006, the growing volume of repurchase claims outstanding that resulted from the increasing pace of repurchase requests that occurred in 2006. As a result of the foregoing, New Century announced that it expects that, once restated, its net earnings for each of the first three quarters of 2006 will be reduced.

      Pursuant to a Form 12b-25 filed on March 2, 2007 (the "March 2nd Announcement"), New Century stated that it had previously reported that it had been served with a complaint for a purported securities class action and was aware of nine additional purported class action lawsuits that had been filed against it and certain of its officers and directors alleging certain violations of federal securities laws.

      According to the March 2nd Announcement, New Century stated that since that time, it has become aware of four related derivative complaints against certain of its directors and officers, making essentially the same allegations as the federal securities cases relating to New Century's restatements. New Century stated that it believes that the derivative cases have been or will be filed in Orange County Superior Court, and that it anticipates that similar actions may be filed in the future.

      New Century also announced that it was delaying the filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

      New Century announced that, although a full review is ongoing, it expects that the modifications to the allowance for loan repurchase losses will result in restated net income for the first three quarters of 2006 that is significantly lower than previously reported in New Century's 2006 interim financial statements.

      In addition, New Century announced that although New Century's mortgage loan origination volume increased in 2006 when compared to 2005, New Century's results of operations for the quarter and year ended December 31, 2006 will reflect declines in earnings and profitability when compared to the same periods in 2005. New Century currently expects that it will report a pretax loss for both the fourth quarter and the full year ended December 31, 2006.

      According to the March 2nd Announcement, in the event New Century is unable to obtain satisfactory amendments to and/or waivers of the covenants in its financing arrangements from a sufficient number of its lenders, or obtain alternative funding sources, New Century's auditor, KPMG, has informed New Century's Audit Committee that its report on New Century's financial statements will include an explanatory paragraph indicating that substantial doubt exists as to New Century's ability to continue as a going concern.

      Pursuant to a Form 8-K filed on March 8, 2007 by New Century, New Century stated that as a result of its current constrained funding capacity, New Century elected to cease accepting loan applications from prospective borrowers effective immediately while it sought to obtain additional funding capacity.

      Pursuant to a Form 8-K filed on March 13, 2007 (the "March 13th Announcement"), by New Century, New Century received a letter from the staff of the Pacific Regional Office of the Securities Exchange Commission ("SEC") on March 12, 2007, stating that the staff was conducting a preliminary investigation involving New Century and requesting production of certain documents. In addition, New Century stated that the staff of the SEC had also previously requested a meeting with New Century to discuss the events leading up to the announcement by New Century of the restatement of its financial statements and New Century intends to comply with the SEC's request.

      In addition, New Century stated in the March 13th Announcement that, on February 28, 2007, New Century received a letter from the United States Attorney's Office for the Central District of California ("U.S. Attorney's Office") indicating that it was conducting a criminal inquiry under the federal securities laws in connection with trading in New Century's securities, as well as accounting errors regarding New Century's allowance for repurchase losses. New Century also stated that it has subsequently received a grand jury subpoena requesting production of certain documents. New Century stated that it intends to cooperate with the requests of the U.S. Attorney's Office.

      Pursuant to a Form 8-K/A filed on March 13, 2007 (the "March 13th Form 8-K/A Announcement") by New Century, New Century stated that as of March 9, 2007, all of New Century's lenders under its short-term repurchase agreements and aggregation credit facilities had discontinued their financing with New Century or had notified New Century of their intent to do so. It further stated in the March 13th Form 8-K/A Announcement that New Century has received notices from certain of its lenders asserting that New Century and/or its subsidiaries have violated their respective obligations under certain of these financing arrangements and that such violations amount to events of default. According to the March 13th Form 8-K/A Announcement, certain of these lenders have further advised New Century that they are accelerating New Century's obligation to repurchase all outstanding mortgage loans financed under the applicable agreements.

      Pursuant to a Form 8-K filed on March 14, 2007 (the "March 14th Announcement") by New Century, New Century stated that the staff of the New York Stock Exchange ("NYSE") issued a press release, dated March 13, 2007, announcing its determination that New Century's common stock is no longer suitable for continued listing on the NYSE and will be suspended immediately. New Century announced that the NYSE's press release cited New Century's recent disclosures regarding its liquidity position, as well as New Century's prior announcement regarding the need to restate certain of its historical financial statements, in support of its determination that New Century's common stock and preferred stock are no longer suitable for continued listing on the NYSE.

      In addition, New Century announced that the NYSE's press release also stated that an application to the SEC to delist New Century's stock from the NYSE is pending the completion of the applicable procedures, including any appeal by New Century of the NYSE staff's decision. New Century stated that it is reviewing the NYSE staff's decision and accordingly has not yet determined whether it will appeal the staff's decision to delist New Century's stock.

      According to the March 14th Announcement, New Century has been engaged in recent ongoing discussions with its state regulators regarding New Century's funding constraints and the impact on consumers who are in various stages of the loan origination process with New Century. New Century stated that it has advised these regulators that it has ceased accepting loan applications and that as of March 14, 2007, New Century and its subsidiaries are unable to fund any mortgage loans, including mortgage loans for those consumers who were already in the loan origination process with New Century.

      According to the March 14th Announcement, on March 13, 2007, New Century and certain of its subsidiaries received cease and desist orders from regulators in the States of Massachusetts, New Hampshire, New Jersey and New York. New Century stated that the cease and desist orders contain allegations that certain of New Century's subsidiaries have engaged in violations of applicable state law, including, among other things, failure to fund mortgage loans after a mortgage closing, failure to meet certain financial requirements, including net worth and available liquidity, and failure to timely notify the state regulators of defaults and terminations under certain of its financing arrangements.

      According to the March 14th Announcement, the cease and desist orders seek to restrain the New Century subsidiaries from taking certain actions, including, among other things, engaging in further violations of state law, taking new applications for mortgage loans in the relevant jurisdiction, and paying dividends or bonuses to officers, directors or shareholders of the applicable subsidiaries. In addition, the cease and desist orders also seek to cause the New Century subsidiaries to affirmatively take certain actions, including the creation of escrow accounts to hold fees relating to pending mortgage applications, the transfer to other lenders of the outstanding mortgage applications and unfunded mortgage loans held by the New Century subsidiaries, and the provision of regular information to the state regulators regarding the New Century subsidiaries' activities in the applicable state, including the status of all outstanding mortgage applications and unfunded mortgage loans in that state. Furthermore, certain of the cease and desist orders also require one or more of the New Century subsidiaries to show cause why their license should not be revoked or why administrative penalties should not be assessed.

      According to the March 14th Announcement, the cease and desist orders generally become permanent if not promptly appealed by the applicable subsidiaries. New Century stated that it is reviewing these orders and accordingly has not yet determined whether it will appeal all or any portion of any of the orders. New Century announced that, subject to its funding limitations, it intends to comply with the orders pending any such appeal.

      Pursuant to a Form 8-K filed on March 19, 2007 (the "March 19th Announcement") by New Century, New Century stated that on March 14, 2007 and March 15, 2007, it received additional cease and desist orders from the States of Connecticut, Maryland, Rhode Island and Tennessee (collectively, the "March 14-15 Orders"). New Century stated that the cease and desist orders contain allegations that certain of New Century's subsidiaries have engaged in violations of applicable state law, including, among other things, failure to fund mortgage loans after a mortgage closing. Additionally, New Century stated that on March 14, 2007, certain of New Century's subsidiaries, entered into a Consent Agreement and Order, dated March 14, 2007, with the Commonwealth of Pennsylvania Department of Banking, Bureau of Supervision and Enforcement (the "Consent Agreement").

      The March 19th Announcement indicated that the March 14-15 Orders and the Consent Agreement seek to restrain New Century's subsidiaries from taking certain actions, including, among other things, engaging in alleged violations of applicable state law and taking new applications for mortgage loans in the relevant jurisdiction. New Century stated that the March 14-15 Orders and the Consent Agreement also seek to cause the subsidiaries to affirmatively take certain actions, including the creation of escrow accounts to hold fees relating to pending mortgage applications, the transfer to other lenders of the outstanding mortgage applications and unfunded mortgage loans held by the subsidiaries, and the provision of regular information to the state regulators regarding the subsidiaries' activities in the applicable state, including the status of all outstanding mortgage applications and unfunded mortgage loans in that state. According to New Century, certain of the March 14-15 Orders also seek to revoke the licenses of one or more of New Century's subsidiaries or assess administrative penalties.

      According to the March 19th Announcement, the March 14-15 Orders generally become permanent if not promptly appealed by the applicable subsidiaries. New Century and its subsidiaries are reviewing the March 14-15 Orders and accordingly have not yet determined whether they will appeal all or any portion of the March 14-15 Orders.

      According to the March 19th Announcement, on March 14, 2007, in connection with a civil action filed against New Century and certain of its subsidiaries in an Ohio state court (the "Ohio Complaint") by the Attorney General of Ohio and the Ohio Division of Commerce, Division of Financial Institutions, such Ohio state court issued a temporary restraining order, which was subsequently modified by the court on March 16, 2007, against New Century (as modified, the "Ohio TRO"). New Century stated that the Ohio Complaint and the Ohio TRO contain allegations that New Century has engaged in violations of applicable Ohio state law, including, among other things, failure to fund mortgage loans after closing. New Century stated that the Ohio TRO restrains New Century from taking certain actions, including, among other things, (i) engaging in violations of Ohio state law, (ii) soliciting applicants and taking new applications for mortgage loans in Ohio and (iii) initiating, prosecuting or enforcing foreclosure actions in Ohio. New Century announced that the Ohio TRO also requires New Century to confer with the Ohio Attorney General and Division of Commerce by March 22, 2007 regarding the treatment of Ohio loans that are more than 60 days delinquent and are held for sale. New Century stated that the restraints imposed by the Ohio TRO could further harm New Century's business. In addition, New Century announced that it is reviewing the Ohio Complaint and the Ohio TRO and accordingly has not yet determined whether it will appeal all or any portion of the Ohio TRO. Subject to its funding limitations, New Century stated that it intends to comply with the Ohio TRO pending any appeal.

      Pursuant to a Form 8-K filed on March 20, 2007 (the "March 20th Announcement") by New Century, New Century stated that it received a Notice of Breach and Termination of Mortgage Selling and Servicing Contract, dated March 14, 2007, from the Federal National Mortgage Association ("Fannie Mae"). New Century stated that the Fannie Mae notice purports to terminate its mortgage selling and servicing contract (the "Fannie Mae Contract") with New Century Mortgage Corporation ("NCMC"), a subsidiary of New Century, for cause, based on alleged breaches of the Fannie Mae Contract as well as alleged breaches by NCMC under other contracts with Fannie Mae. New Century stated that as a result of the purported termination, New Century and its subsidiaries are no longer able to sell mortgage loans directly to Fannie Mae or act as the primary servicer of any mortgage loans for Fannie Mae.

      In addition, according to the March 20th announcement, on March 16, 2007, New Century received additional cease and desist orders from the State of California (the "California Orders") and certain of New Century's subsidiaries entered into consent agreements with the State of Florida's Office of Financial Regulation and the State of Washington's Department of Financial Institutions, respectively, each dated March 16, 2007 (the "March 16 Agreements," and together with the California Orders, the "March 16 Orders and Consent Agreements").

      According to the March 20th Announcement, consistent with certain other previous consent agreements, the March 16 Orders and Consent Agreements contain allegations that certain of New Century's subsidiaries have engaged in violations of state law, including, among other things, failure to fund mortgage loans after closing. New Century stated that consistent with certain other previous consent agreements, the March 16 Orders and Consent Agreements seek to restrain New Century's subsidiaries from taking certain actions, including, among other things, engaging in alleged violations of state law and taking new applications for mortgage loans in the relevant jurisdiction. New Century announced that the March 16 Orders and Consent Agreements also seek to cause the New Century subsidiaries to affirmatively take certain actions, including the creation of escrow accounts to hold fees relating to pending mortgage applications, the transfer to other lenders of the outstanding mortgage applications and unfunded mortgage loans held by the New Century subsidiaries, and the provision of regular information to the state regulators regarding the New Century subsidiaries' activities in the applicable state, including the status of all outstanding mortgage applications and unfunded mortgage loans in that state. New Century stated that the California Orders become permanent if not promptly appealed by the applicable subsidiaries. According to the March 20th Announcement, New Century and its subsidiaries are reviewing the California Orders and accordingly have not yet determined whether they will appeal all or any portion of the California Orders.

      Pursuant to a Form 8-K filed on March 22, 2007 (the "March 22nd Announcement") by New Century, New Century announced that it had received notices from Barclays Bank PLC ("Barclays"), in which Barclays alleged that certain events of default had occurred, as defined in that certain Master Repurchase Agreement, dated as of March 31, 2006 (as amended to date), by and among New Century, certain of New Century's subsidiaries, Barclays and Sheffield Receivables Corporation (the "Barclays Agreement"), and purported to accelerate to March 14, 2007 the obligation of New Century's subsidiaries to repurchase all outstanding mortgage loans financed under the Barclays Agreement and to terminate the Barclays Agreement as of that same date. New Century estimated that the aggregate repurchase obligation (the outstanding mortgage loans financed) of its subsidiaries under the Barclays Agreement was approximately $0.9 billion as of March 12, 2007.

      According to the March 22nd Announcement, on March 16, 2007, the parties to the Barclays Agreement entered into a letter agreement (the "Barclays Letter Agreement") pursuant to which Barclays and Sheffield Receivables Corporation agreed to release New Century and its subsidiaries from its aggregate repurchase obligation under the Barclays Agreement and New Century and its subsidiaries agreed to release their rights to outstanding mortgage loans that had been financed under the Barclays Agreement. New century stated that the effectiveness of the releases in the Barclays Letter Agreement is subject to the satisfaction of certain preconditions, including that (i) New Century and its subsidiaries shall have made certain payments to Barclays, including forwarding to Barclays all amounts received by New Century and its subsidiaries after March 1, 2007 with respect to the mortgage loans under the Barclays Agreement, and (ii) New Century and its subsidiaries shall have taken certain actions to facilitate the transfer of the servicing function with respect to the mortgage loans under the Barclays Agreement to a third party appointed by Barclays. New Century stated that as of March 22, 2007, New Century was still in the process of satisfying these preconditions.

      According to the March 22nd Announcement, the Barclays Letter Agreement provides that the outstanding mortgage loans financed under the Barclays Agreement are being transferred to Barclays "as is", without any representations or warranties by New Century or its subsidiaries, and without any holdback by Barclays. New Century stated that New Century and its subsidiaries have agreed, that if they enter into a settlement or release with any of New Century's other lenders and any such release contains materially more favorable terms for the benefit of any such lender than those in the Barclays Letter Agreement, then Barclays will be entitled to such more favorable terms. According to the March 22nd Announcement, New Century stated that the Barclays Letter Agreement provides that a release with another lender will not be deemed to have terms that are materially more favorable to that lender from an economic standpoint if the terms of such release do not provide for more to such lender than the amount of the outstanding mortgage loans financed by such lender, plus accrued price differential or interest and the transmittal of the principal portion of any loan payments received. New Century stated that the continuing effectiveness of the release by Barclays under the Barclays Letter Agreement is subject to New Century's compliance with this provision. According to New Century, upon the effectiveness of the releases contemplated by the Barclays Letter Agreement, the aggregate repurchase obligation (the outstanding mortgage loans financed) of New Century under its credit facilities will be reduced by approximately $0.9 billion and New Century will have realized a loss from this transaction of approximately $46 million.

      In addition, according to the March 22nd Announcement, New Century has received cease and desist orders from several states and entered into consent agreements with several states (the "Previous Orders and Consent Agreements"), and on March 20, 2007, certain of New Century's subsidiaries entered into a consent agreement with the State of Maine's Office of Consumer Credit Regulation, respectively (the "March 20 Consent Agreement").

      According to the March 22nd Announcement, consistent with the Previous Orders and Consent Agreements, the March 20 Consent Agreement contains allegations that certain of New Century's subsidiaries have engaged in violations of state law, including, among other things, failure to fund mortgage loans after closing. Consistent with the Previous Orders and Consent Agreements, the March 20 Consent Agreement seeks to restrain New Century's subsidiaries from taking certain actions, including, among other things, engaging in alleged violations of state law and taking new applications for mortgage loans in the relevant jurisdiction. The March 20 Consent Agreement also seeks to cause the New Century subsidiaries to affirmatively take certain actions, including the creation of escrow accounts to hold fees relating to pending mortgage applications, the transfer to other lenders of the outstanding mortgage applications and unfunded mortgage loans held by the subsidiaries, and the provision of regular information to the state regulators regarding the subsidiaries' activities in the applicable state, including the status of all outstanding mortgage applications and unfunded mortgage loans in that state.

      Pursuant to a Form 8-K filed on March 28, 2007 (the "March 28th Announcement"), New Century stated that on March 26, 2007, New Century notified the Federal Home Loan Mortgage Corp. ("Freddie Mac"), that it was voluntarily terminating its eligibility with Freddie Mac. New Century stated that as a result of this termination, New Century and its subsidiaries are no longer able to sell mortgage loans directly to Freddie Mac or act as the primary servicer of any mortgage loans for Freddie Mac.

      According to the March 28th Announcement, several of New Century's lenders have notified New Century of their intent to sell the outstanding mortgage loans that have been financed by the respective lender and offset the proceeds from such sale against the New Century's obligations to the lender, while reserving their rights to seek recovery of any remaining deficiency from New Century. New Century stated that it has notified these lenders of its concerns that any such sale be conducted in an appropriate manner, in accordance with applicable law and in accordance with the terms of the applicable financing agreement between the parties.

      According to the March 28th Announcement, on March 27, 2007, New Century announced that it had signed consent agreements with the State of Idaho's Department of Finance, the State of Iowa's Superintendent of Banking, the State of Michigan's Office of Financial and Insurance Services and the State of Wyoming's Banking Commissioner (the "March 27th Consent Agreements"). New Century stated that although it has signed the March 27th Consent Agreements and expects to comply with their terms, New Century has not yet received counterpart signatures from the respective states, and accordingly, such March 27th Consent Agreements may not be binding on the respective states.

According to New Century, the March 27th Consent Agreements contain allegations that certain of New Century's subsidiaries have engaged in violations of state law, including, among other things, failure to fund mortgage loans after closing. The March 27th Consent Agreements restrain New Century's subsidiaries from taking certain actions, including, among other things, engaging in alleged violations of state law and taking new applications for mortgage loans in the relevant jurisdiction.

      In addition, according to the March 28th Announcement, the March 27th Consent Agreements also compel New Century's subsidiaries to affirmatively take certain actions, including the creation of escrow accounts to hold any up front fees collected in connection with pending mortgage applications, the transfer to other lenders of the outstanding mortgage applications and unfunded mortgage loans held by the subsidiaries, and the provision of regular information to the state regulators regarding the subsidiaries' activities in the applicable state, including the status of all outstanding mortgage applications and unfunded mortgage loans in that state.

      According to the March 28th Announcement, New Century anticipates that cease and desist orders will continue to be received by New Century and its subsidiaries from additional states in the future and that New Century and its subsidiaries may enter into additional consent agreements similar to the consent agreements already entered into by New Century. New Century stated that it intends to continue to cooperate with its regulators in order to mitigate the impact on consumers resulting from New Century's funding constraints.

     Underwriting Guidelines

     The mortgage loans originated or acquired by New Century Mortgage Corporation were done so in accordance with the underwriting guidelines established by it (collectively, the "New Century Underwriting Guidelines"). The following is a general summary of the New Century Underwriting Guidelines generally applied, with some variation, by New Century Mortgage Corporation. This summary does not purport to be a complete description of the underwriting standards of New Century Mortgage Corporation.

     The New Century Underwriting Guidelines are primarily intended to assess the borrower's ability to repay the mortgage loan, to assess the value of the mortgaged property and to evaluate the adequacy of the property as collateral for the mortgage loan. All of the mortgage loans in the mortgage pool were also underwritten with a view toward the resale of the mortgage loans in the secondary mortgage market. While New Century Mortgage Corporation's primary consideration in underwriting a mortgage loan is the value of the mortgaged property, New Century Mortgage Corporation also considers, among other things, a mortgagor's credit history, repayment ability and debt service-to-income ratio, as well as the type and use of the mortgaged property. The mortgage loans, in most cases, bear higher rates of interest than mortgage loans that are originated in accordance with Fannie Mae and Freddie Mac standards, which is likely to result in rates of delinquencies and foreclosures that are higher, and that may be substantially higher, than those experienced by portfolios of mortgage loans underwritten in a more traditional manner. As a result of New Century Mortgage Corporation's underwriting criteria, changes in the values of the related mortgaged properties may have a greater effect on the delinquency, foreclosure and loss experience on the mortgage loans than these changes would be expected to have on mortgage loans that are originated in a more traditional manner. No assurance can be given that the values of the related mortgaged properties have remained or will remain at the levels in effect on the dates of origination of the related mortgage loans. In addition, there can be no assurance that the value of the related mortgaged property estimated in any appraisal or review is equal to the actual value of that mortgaged property at the time of that appraisal or review.

     The mortgage loans will have been originated in accordance with the New Century Underwriting Guidelines. On a case-by-case basis, exceptions to the New Century Underwriting Guidelines are made where compensating factors exist. It is expected that a substantial portion of the mortgage loans in the mortgage pool will represent these exceptions.

     Each applicant completes an application that includes information with respect to the applicant's liabilities, income, credit history, employment history and personal information. The New Century Underwriting Guidelines require a credit report on each applicant from a credit reporting company. The report typically contains information relating to matters such as credit history with local and national merchants and lenders, installment debt payments and any record of defaults, bankruptcies, repossessions or judgments. Mortgaged properties that are to secure mortgage loans generally are appraised by qualified independent appraisers. These appraisers inspect and appraise the subject property and verify that the property is in acceptable condition. Following each appraisal, the appraiser prepares a report that includes a market value analysis based on recent sales of comparable homes in the area and, when deemed appropriate, replacement cost analysis based on the current cost of constructing a similar home. All appraisals are required to conform to the Uniform Standards of Professional Appraisal Practice adopted by the Appraisal Standards Board of the Appraisal Foundation and are generally on forms acceptable to Fannie Mae and Freddie Mac. The New Century Underwriting Guidelines require a review of the appraisal by a qualified employee of New Century Mortgage Corporation or by an appraiser retained by New Century Mortgage Corporation. New Century Mortgage Corporation uses the value as determined by the review in computing the loan-to-value ratio of the related mortgage loan if the appraised value of a mortgaged property, as determined by a review, is (i) more than 10% greater but less than or equal to 25% lower than the value as determined by the appraisal for mortgage loans having a loan-to-value ratio or a combined loan-to-value ratio of up to 90%, and (ii) more than 5% greater but less than or equal to 25% lower than the value as determined by the appraisal for mortgage loans having a loan-to-value ration or a combined loan-to-value ratio of between 91-95%. For mortgage loans having a loan-to-value ratio or a combined loan-to-value ratio greater than 95%, the appraised value as determined by the review is used in computing the loan-to-value ratio of the related mortgage loan. If the appraised value of a mortgaged property as determined by a review is 25% or more lower than the value as determined by the appraisal, then New Century Mortgage Corporation obtains a new appraisal and repeats the review process.

     The mortgage loans were originated consistent with and generally conform to the New Century Underwriting Guidelines' full documentation, limited documentation and stated income documentation residential loan programs. Under each of the programs, New Century Mortgage Corporation reviews the applicant's source of income, calculates the amount of income from sources indicated on the loan application or similar documentation, reviews the credit history of the applicant, calculates the debt service-to-income ratio to determine the applicant's ability to repay the loan, reviews the type and use of the property being financed, and reviews the property. In determining the ability of the applicant to repay the loan, a qualifying rate has been created under the New Century Underwriting Guidelines that generally is equal to the interest rate on that loan. The New Century Underwriting Guidelines require that mortgage loans be underwritten in a standardized procedure which complies with applicable federal and state laws and regulations and requires New Century's underwriters to be satisfied that the value of the property being financed, as indicated by an appraisal and a review of the appraisal, currently supports the outstanding loan balance. In general, the maximum loan amount for mortgage loans originated under the programs is $1,500,000 (additional requirements may be imposed in connection with mortgage loans in excess of $1,500,000). The New Century Underwriting Guidelines generally permit loans on one- to four-family residential properties to have a loan-to-value ratio at origination of up to 95% with respect to first lien loans. The maximum loan-to-value ratio depends on, among other things, the purpose of the mortgage loan, a borrower's credit history, home ownership history, mortgage payment history or rental payment history, repayment ability and debt service-to-income ratio, as well as the type and use of the property. With respect to mortgage loans secured by mortgaged properties acquired by a mortgagor under a "lease option purchase," the loan-to-value ratio of the related mortgage loan is based on the appraised value at the time of origination of the mortgage loan.

     The New Century Underwriting Guidelines require that the income of each applicant for a mortgage loan under the full documentation program be verified. The specific income documentation required for New Century Mortgage Corporation's various programs is as follows: under the full documentation program, applicants usually are required to submit one written form of verification of stable income for at least 12 months from the applicant's employer for salaried employees and 24 months for self-employed applicants; under the limited documentation program, applicants usually are required to submit verification of stable income for at least 6 months, such as 6 consecutive months of complete personal checking account bank statements, and under the stated income documentation program, an applicant may be qualified based upon monthly income as stated on the mortgage loan application if the applicant meets certain criteria. All the foregoing programs require that, with respect to salaried employees, there be a telephone verification of the applicant's employment. Verification of the source of funds, if any, that are required to be deposited by the applicant into escrow in the case of a purchase money loan is required.

     In evaluating the credit quality of borrowers, New Century Mortgage Corporation utilizes credit bureau risk scores, or a FICO score, a statistical ranking of likely future credit performance developed by Fair, Isaac & Company and the three national credit data repositories: Equifax, TransUnion and Experian.

     The New Century Underwriting Guidelines have the following categories and criteria for grading the potential likelihood that an applicant will satisfy the repayment obligations of a mortgage loan:

     "AA" Risk. Under the "AA" risk category, the applicant must have a FICO score of 500, or greater, based on loan-to-value ratio and loan amount. Two or more tradelines (one of which with 24 months history and no late payments) are required for loan-to-value ratios above 90%. The borrower must have no late mortgage payments within the last 12 months on an existing mortgage loan. An existing mortgage loan must be less than 30 days late at the time of funding of the loan. No bankruptcy may have occurred during the preceding year for borrowers with a FICO score of less than 550; provided, however, that a Chapter 7 bankruptcy for a borrower with a FICO score in excess of 550 (or 580 under the stated income documentation program) may have occurred as long as such bankruptcy is discharged at least one day prior to funding of the loan. A maximum loan-to-value ratio of 95% is permitted with respect to borrowers with a FICO score less than or equal to 550 (or 580 with respect to stated income documentation programs) with Chapter 7 bankruptcy, which Chapter 7 bankruptcy is discharged at least one day prior to loan funding. A borrower in Chapter 13 bankruptcy may discharge such bankruptcy with the proceeds of the borrower's loan (any such loan may not exceed a 90% loan-to-value ratio), provided that such borrower has a FICO score of at least 550, or 80% loan-to-value ratio provided that such borrower has a FICO score of less than 550). No notice of default filings or foreclosures (or submission of deeds in lieu of foreclosure) may have occurred during the preceding two years. The mortgaged property must be in at least average condition. A maximum loan-to-value ratio of 95% is permitted for a mortgage loan on an owner occupied single family or two unit property. A maximum loan-to-value ratio of 90% is permitted for a mortgage loan on a non-owner occupied single family or two unit property or a three to four family residential property. The maximum loan-to-value ratio for owner occupied rural, remote or unique properties and non-owner occupied three to four family residential properties or high-rise condominiums is 85%. The maximum loan-to-value ratio for non-owner occupied rural, remote or unique properties is 80%. The maximum combined loan-to-value ratio, including any related subordinate lien, is 100%, for either a refinance loan or a purchase money loan. The maximum debt service-to-income ratio is usually 50% unless the loan-to-value ratio is reduced.

     "A+" Risk. Under the "A+" risk category, the applicant must have a FICO score of 500, or greater, based on loan-to-value ratio and loan amount. Two or more tradelines (one of which with 24 months history and no late payments), are required for loan-to-value ratios above 90%. A maximum of one 30 day late payment within the last 12 months is acceptable on an existing mortgage loan. An existing mortgage loan must be less than 60 days late at the time of funding of the loan. No bankruptcy may have occurred during the preceding year for borrowers with FICO scores of less than 550; provided, however, that a Chapter 7 bankruptcy for a borrower with a FICO score in excess of 550 (or 580 under the stated income documentation program) may have occurred as long as such bankruptcy is discharged at least one day prior to funding of the loan. A maximum loan-to-value ratio of 95% is permitted with respect to borrowers with a FICO score less than or equal to 550 (or 580 with respect to stated income documentation programs) with Chapter 7 bankruptcy, which Chapter 7 bankruptcy is discharged at least one day prior to loan funding. A borrower in Chapter 13 bankruptcy may discharge such bankruptcy with the proceeds of the borrower's loan (any such loan may not exceed a 90% loan-to-value ratio), provided that such borrower has a FICO score of at least 550 or 80% loan-to-value ratio provided that such borrower has a FICO score of less than 550). No notice of default filings or foreclosures (or submission of deeds in lieu of foreclosure) may have occurred during the preceding two years. The mortgaged property must be in at least average condition. A maximum loan-to-value ratio of 95% (or 90% for mortgage loans originated under the stated income documentation program) is permitted for a mortgage loan on an owner occupied single family or two-unit property. A maximum loan-to-value ratio of 90% (or 85% for mortgage loans originated under the stated income documentation program) is permitted for a mortgage loan on a non-owner occupied property single family or two unit property or a three to four family residential property. The maximum loan-to-value ratio for owner occupied rural, remote or unique properties and a non-owner occupied three to four family residential property is 85% (or 80% for mortgage loans originated under the stated income documentation program). The maximum loan-to-value ratio for non-owner occupied rural, remote or unique properties is 80% (or 75% for mortgage loans originated under the stated income documentation program). The maximum combined loan-to-value ratio, including any related subordinate lien, is 100%, for either a refinance loan or a purchase money loan. The maximum debt service-to-income ratio is usually 50% unless the loan-to-value ratio is reduced.

     "A-" Risk. Under the "A-" risk category, an applicant must have a FICO score of 500, or greater, based on loan-to-value ratio and loan amount. A maximum of three 30 day late payments within the last 12 months is acceptable on an existing mortgage loan. An existing mortgage loan must be less than 60 days late at the time of funding of the loan. No bankruptcy may have occurred during the preceding year for borrowers with FICO scores of less than 550; provided, however, that a Chapter 7 bankruptcy for a borrower with a FICO score in excess of 550 (or 580 under the stated income documentation program) may have occurred as long as such bankruptcy is discharged at least one day prior to funding of the loan. A maximum loan-to-value ratio of 95% is permitted with respect to borrowers with a FICO score less than or equal to 550 (or 580 with respect to stated income documentation programs) with Chapter 7 bankruptcy, which Chapter 7 bankruptcy is discharged at least one day prior to loan funding. A borrower in Chapter 13 bankruptcy may discharge such bankruptcy with the proceeds of the borrower's loan (any such loan may not exceed a 90% loan-to-value ratio), provided that such borrower has a FICO score of at least 550 or 80% loan-to-value ratio provided that such borrower has a FICO score of less than
550). No notice of default filings or foreclosures (or submission of deeds in lieu of foreclosure) may have occurred during the preceding two years. The mortgaged property must be in at least average condition. A maximum loan-to-value ratio of 95% (or 85% for mortgage loans originated under the stated income documentation program) is permitted for a mortgage loan on an owner occupied single family or two unit property. A maximum loan-to-value ratio of 90% (or 80% for mortgage loans originated under the stated income documentation program) is permitted for a mortgage loan on a non-owner occupied single family or two unit property or three to four family residential property. The maximum loan-to-value ratio for owner occupied rural, remote, or unique properties, and non-owner occupied three to four family residential properties is 85% (or 80% for mortgage loans originated under the stated income documentation program). The maximum loan-to-value ratio for a non-owner occupied rural, remote or unique property is 80% (or 70% for mortgage loans originated under the stated income documentation program). The maximum combined loan-to-value ratio, including any related subordinate lien, is 100%, for a refinance loan and 100%, for a purchase money loan. The maximum debt service-to-income ratio is usually 50% unless the loan-to-value ratio is reduced.

     "B" Risk. Under the "B" risk category, an applicant must have a FICO score of 500, or greater, based on loan-to-value ratio and loan amount. Unlimited 30 day late payments and a maximum of one 60 day late payment within the last 12 months is acceptable on an existing mortgage loan. An existing mortgage loan must be less than 90 days late at the time of funding of the loan. No bankruptcy may have occurred during the preceding year for borrowers with a FICO score less than or equal to 550; provided, however, that a Chapter 7 bankruptcy for a borrower with a FICO score in excess of 550 may have occurred as long as such bankruptcy has been discharged at least one day prior to funding of the loan. A borrower in Chapter 13 bankruptcy may discharge such bankruptcy with the proceeds of the borrower's loan (such loan may not exceed an 90% loan-to-value ratio for borrowers with a FICO score of less than 550). No notice of default filings or foreclosures (or submission of deeds in lieu of foreclosure) may have occurred during the preceding 18 months. The mortgaged property must be in at least average condition. A maximum loan-to-value ratio of 90% (or 80% for mortgage loans originated under the stated income documentation program), is permitted for a mortgage loan on an owner occupied singe family or two unit property. A maximum loan-to-value ratio of 85% (or 75% for mortgage loans originated under the stated income documentation program) is permitted for a mortgage loan on a non-owner occupied single family or two unit property or a three to four family residential property. The maximum loan-to-value ratio for owner occupied rural, remote or unique properties, and a non-owner occupied three to four family property is 80% (or 70% for mortgage loans originated under the stated income documentation program). The maximum loan-to-value ratio for a non-owner occupied rural, remote or unique property is 75% (or 65% for mortgage loans originated under the stated income documentation program). The maximum combined loan-to-value ratio, including any related subordinate lien, is 100%, for a refinance loan and for a purchase money loan. The maximum debt service-to-income ratio is usually 50%, unless the loan-to-value ratio is reduced.

     "C" Risk. Under the "C" risk category, an applicant must have a FICO score of 500, or greater, based on loan-to-value ratio and loan amount. Unlimited 30 day and 60 day late payments and a maximum of one 90 day late payment within the last 12 months is acceptable on an existing mortgage loan. An existing mortgage loan must be less than 120 days late at the time of funding of the loan. All bankruptcies must be discharged at least one day prior to funding of the loan; provided, however, that Chapter 13 bankruptcies may be discharged with loan proceeds. No notice of default filings may have occurred during the preceding 12 months. The mortgaged property must be in at least average condition. In most cases, a maximum loan-to-value ratio of 80% (or 75% for mortgage loans originated under the stated income documentation program) for a mortgage loan on an owner occupied single family or two unit property is permitted. A maximum loan-to-value ratio of 75% is permitted for a mortgage loan on a non-owner occupied single family or 2 unit property (refinance only), three to four family residential property (or 70% for mortgage loans originated under the stated income documentation program). The maximum loan-to-value ratio for owner occupied rural, remote or unique properties, and non-owner occupied three to four family residential properties 70% (or 65% for mortgages originated under the stated income documentation program). The maximum loan-to-value ratio for a non-owner occupied rural, remote or unique property (refinance only) is 65% (or 60% for mortgage loans originated under the stated income documentation program). The maximum combined loan-to-value ratio, including any related subordinate lien, is 85% for a refinance loan and for a purchase money loan. The maximum debt service-to-income ratio is usually 50% unless the loan-to-value ratio is reduced.

     "C-" Risk. Under the "C-" risk category, an applicant must have a FICO score of 500, or greater. Unlimited 30, 60 and 90 day late payments and a maximum of one 120 day late payment is acceptable on an existing mortgage loan. An existing mortgage loan must be less than 150 days late at the time of funding of the loan. There may be no current notice of default and all bankruptcies must be discharged at least one day prior to funding of the loan; provided, however, that Chapter 13 bankruptcies may be discharged with loan proceeds. The mortgaged property must be in at least average condition. A maximum loan-to-value ratio of 70% (55% for mortgage loans originated under the stated income documentation program), is permitted for a mortgage loan on a owner occupied single family or two unit property. A maximum loan-to-value ratio of 65% is permitted for a mortgage loan on a non-owner occupied property single family or two unit property (refinance only), or a three to four family residential property (50% for a mortgage loan on a non-owner occupied property, or a three to four family residential property originated under the stated income documentation program). Rural, remote or unique properties are not allowed. The maximum combined loan-to-value ratio, including any related subordinate lien, is 80% for a refinance loan and 80% for a purchase money loan. The maximum debt service-to-income ratio is usually 55%.

     Special Programs. New Century Mortgage Corporation originates loans which it calls "special programs" to enable borrowers with higher FICO scores and good mortgage histories the ability to obtain larger loan amounts or higher loan-to-value ratios. Special programs extend loan-to-value ratios to a maximum of 100%, and combined 80/20 (first/second) loan combinations to 100% combined loan-to-value ratios and loan amounts to $1,500,000 with higher minimum FICO scores and paid-as-agreed minimum tradeline requirements. No bankruptcy filing may have occurred during the preceding two years for borrowers with FICO scores less than 600, under the full income documentation program, or 620, under the limited income, and 640 under the stated income documentation programs (Chapter 13 bankruptcies may not be paid off with loan proceeds) for combined 80%/20% (first/second) loan combinations. For first mortgage loans having 100% loan-to-value ratios, no bankruptcy filing may

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have occurred during the preceding two years. No notice of default filings may have occurred during the preceding two years. The mortgaged property must be in at least average condition. The maximum combined loan-to-value ratio, including any related subordinate lien, is 100%, for either a refinance loan or a purchase money loan. The maximum debt service-to-income ratio is usually 50%.

     Exceptions. As described above, the foregoing categories and criteria are guidelines only. On a case by case basis, it may be determined that an applicant warrants a debt service-to-income ratio exception, a pricing exception, a loan-to-value ratio exception, an exception from certain requirements of a particular risk category, etc. An exception may be allowed if the application reflects compensating factors, such as: low loan-to-value ratio; a maximum of one 30 day late payment on all mortgage loans during the last 12 months; and stable employment or ownership of current residence of four or more years. An exception may also be allowed if the applicant places a down payment through escrow of at least 20% of the purchase price of the mortgaged property or if the new loan reduces the applicant's monthly aggregate mortgage payment by 25% or more. Accordingly, a mortgagor may qualify in a more favorable risk category than, in the absence of compensating factors, would satisfy only the criteria of a less favorable risk category. It is expected that a substantial portion of the mortgage loans will represent these kinds of exceptions. portion of the mortgage loans will represent these kinds of exceptions.

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